As filed with the Securities and Exchange Commission on July 11, 2003
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Sigma Designs, Inc.
(Exact name of registrant as specified in its charter)

California	94-2848099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1221 California Circle
Milpitas, California    95035-3024
(Address of principal executive offices, including zip code)

2003 Director Stock Option Plan
 (Full title of the Plan)

Thinh Q. Tran
Chief Executive Officer
Sigma Designs, Inc.
1221 California Circle
Milpitas, CA   95035
(408) 262-9003

(Name, address, including zip code, and telephone number,
including area code,
of agent for service)

Copies to:
Mark A. Bertelsen, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA   94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value: To be issued under the 2003 Director Stock Option Plan	200,000	$11.80	$2,360,000.00	$190.93
Total	200,000	$11.80	$2,360,000.00	$190.93

(1)   This Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2)   Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average between the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on July 8, 2003.

SIGMA DESIGNS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by Sigma Designs, Inc. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended February 1, 2003 filed with the Commission on April 28, 2003 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2003 as filed with the Commission on June 17, 2003 under the Exchange Act.

(c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A as filed with the Commission on November 3, 1986 including any amendment or report filed for the purpose of updating any such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation eliminate the liability of our directors to the fullest extent permitted by California law. California law provides that a corporation shall have the power to eliminate or limit the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) transactions between the corporation and a director who has a material financial interest in such transaction; and (g) liability for improper distributions, loans or guarantees as provided in Section 316 of the California General Corporation Law.

Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by California law.

We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Sigma, arising out of such person's services as a Sigma director or officer, any subsidiary of Sigma or any other company or enterprise to which the person provides services at our request. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

The Registrant and certain shareholders have entered into a Registration Rights Agreement which provides for cross-indemnification of each such shareholder, on the one hand, and the Registrant, its officers, directors and controlling persons, and each other such shareholder, on the other hand, for certain liabilities arising under the Securities Act or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number	Description
5.1	Opinion of counsel as to legality of securities being registered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Independent Auditors' Consent.
24.1	Powers of Attorney (see page 5).
99.1	Sigma Designs, Inc. 2003 Director Stock Option Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 9th day of July 2003.

SIGMA DESIGNS, INC.

By: /s/ Thinh Q. Tran
Thinh Q. Tran
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thinh Q. Tran and Kit Tsui, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on this 9th day of July 2003 by the following persons in the capacities indicated:

Signatures	Title
/s/ Thinh Q. Tran Thinh Q. Tran	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)
/s/ Kit Tsui Kit Tsui	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ William J. Almon William J. Almon	Director
/s/ Julien Nguyen Julien Nguyen	Director
/s/ Lung C. Tsai Lung C. Tsai	Director

Index to Exhibits
Exhibit Number	Description
5.1	Opinion of counsel as to legality of securities being registered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Independent Auditors' Consent.
24.1	Powers of Attorney (see page 5).
99.1	Sigma Designs, Inc. 2003 Director Stock Option Plan.